                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  SCHEDULE 13G

                    UNDER THE SECURITIES EXCHANGE ACT OF 1934

                                (AMENDMENT NO. __)*

                               MAPQUEST.COM, INC.
                               ------------------
                                (Name of Issuer)

                          COMMON STOCK, $.001 PAR VALUE
                          -----------------------------
                         (Title of Class of Securities)

                                    565644101
                                  ------------
                                 (CUSIP Number)

                                DECEMBER 31, 1999
              -----------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

       / /         Rule 13d-1(b)
       / /         Rule 13d-1(c)
       /X/         Rule 13d-1(d)

* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

--------------------------------------------------------------------------------
CUSIP NO. 5656441001                 13G                      PAGE 2 OF 13 PAGES
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
1     NAMES OF REPORTING PERSONS
      I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

      Highland Capital Partners III Limited Partnership
--------------------------------------------------------------------------------
2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)

                            (a)    / /
                            (b)    / /
--------------------------------------------------------------------------------
3     SEC USE ONLY
--------------------------------------------------------------------------------
4     CITIZENSHIP OR PLACE OF ORGANIZATION

      Delaware
--------------------------------------------------------------------------------
                    5    SOLE VOTING POWER

                         0
                    ------------------------------------------------------------
NUMBER OF           6    SHARED VOTING POWER
 SHARES
BENEFICIALLY             6,570,665
 OWNED BY           ------------------------------------------------------------
 EACH               7    SOLE DISPOSITIVE POWER
REPORTING
PERSON                   0
                    ------------------------------------------------------------
  WITH:             8    SHARED DISPOSITIVE POWER

                        6,570,665
--------------------------------------------------------------------------------
9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      6,570,665
--------------------------------------------------------------------------------
10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
     (SEE INSTRUCTIONS)    / /
--------------------------------------------------------------------------------
11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

     19.6%
--------------------------------------------------------------------------------
12   TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

     PN
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
CUSIP NO. 5656441001                 13G                      PAGE 3 OF 13 PAGES
--------------------------------------------------------------------------------


--------------------------------------------------------------------------------
1     NAMES OF REPORTING PERSONS
      I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

      Highland Management Partners III Limited Partnership
--------------------------------------------------------------------------------
2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)

                         (a)  / /
                         (b)  / /
--------------------------------------------------------------------------------
3     SEC USE ONLY
--------------------------------------------------------------------------------
4     CITIZENSHIP OR PLACE OF ORGANIZATION

      Delaware
--------------------------------------------------------------------------------
                    5    SOLE VOTING POWER

                         0
                    ------------------------------------------------------------
NUMBER OF           6    SHARED VOTING POWER
 SHARES
BENEFICIALLY             6,570,665
 OWNED BY           ------------------------------------------------------------
 EACH               7    SOLE DISPOSITIVE POWER
REPORTING
PERSON                   0
                    ------------------------------------------------------------
  WITH:             8    SHARED DISPOSITIVE POWER

                        6,570,665
--------------------------------------------------------------------------------
9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      6,570,665
--------------------------------------------------------------------------------
10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
     (SEE INSTRUCTIONS)    / /
--------------------------------------------------------------------------------
11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

     19.6%
--------------------------------------------------------------------------------
12   TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

     PN
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
CUSIP NO. 5656441001                 13G                      PAGE 4 OF 13 PAGES
--------------------------------------------------------------------------------


--------------------------------------------------------------------------------
1     NAMES OF REPORTING PERSONS
      I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

      Robert F. Higgins
--------------------------------------------------------------------------------
2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)

                          (a)  / /
                          (b)  / /
--------------------------------------------------------------------------------
3     SEC USE ONLY
--------------------------------------------------------------------------------
4     CITIZENSHIP OR PLACE OF ORGANIZATION

      United States
--------------------------------------------------------------------------------
                    5    SOLE VOTING POWER

                         0
                    ------------------------------------------------------------
NUMBER OF           6    SHARED VOTING POWER
 SHARES
BENEFICIALLY             6,844,442
 OWNED BY           ------------------------------------------------------------
 EACH               7    SOLE DISPOSITIVE POWER
REPORTING
PERSON                   0
                    ------------------------------------------------------------
  WITH:             8    SHARED DISPOSITIVE POWER

                        6,844,442
--------------------------------------------------------------------------------
9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      6,844,442
--------------------------------------------------------------------------------
10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
     (SEE INSTRUCTIONS)    / /
--------------------------------------------------------------------------------
11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

     20.4%
--------------------------------------------------------------------------------
12   TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

     IN
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
CUSIP NO. 5656441001                 13G                      PAGE 5 OF 13 PAGES
--------------------------------------------------------------------------------


--------------------------------------------------------------------------------
1     NAMES OF REPORTING PERSONS
      I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

      Paul A. Maeder
--------------------------------------------------------------------------------
2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)

                          (a)  / /
                          (b)  / /
--------------------------------------------------------------------------------
3     SEC USE ONLY
--------------------------------------------------------------------------------
4     CITIZENSHIP OR PLACE OF ORGANIZATION

      United States
--------------------------------------------------------------------------------
                    5    SOLE VOTING POWER

                         0
                    ------------------------------------------------------------
NUMBER OF           6    SHARED VOTING POWER
 SHARES
BENEFICIALLY             6,844,442
 OWNED BY           ------------------------------------------------------------
 EACH               7    SOLE DISPOSITIVE POWER
REPORTING
PERSON                   0
                    ------------------------------------------------------------
  WITH:             8    SHARED DISPOSITIVE POWER

                        6,844,442
--------------------------------------------------------------------------------
9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      6,844,442
--------------------------------------------------------------------------------
10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
     (SEE INSTRUCTIONS)    / /
--------------------------------------------------------------------------------
11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

     20.4%
--------------------------------------------------------------------------------
12   TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

     IN
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
CUSIP NO. 5656441001                 13G                      PAGE 6 OF 13 PAGES
--------------------------------------------------------------------------------


--------------------------------------------------------------------------------
1     NAMES OF REPORTING PERSONS
      I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

      Wycliffe K. Grousbeck
--------------------------------------------------------------------------------
2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)

                          (a)  / /
                          (b)  / /
--------------------------------------------------------------------------------
3     SEC USE ONLY
--------------------------------------------------------------------------------
4     CITIZENSHIP OR PLACE OF ORGANIZATION

      United States
--------------------------------------------------------------------------------
                    5    SOLE VOTING POWER

                         0
                    ------------------------------------------------------------
NUMBER OF           6    SHARED VOTING POWER
 SHARES
BENEFICIALLY             6,844,442
 OWNED BY           ------------------------------------------------------------
 EACH               7    SOLE DISPOSITIVE POWER
REPORTING
PERSON                   0
                    ------------------------------------------------------------
  WITH:             8    SHARED DISPOSITIVE POWER

                        6,844,442
--------------------------------------------------------------------------------
9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      6,844,442
--------------------------------------------------------------------------------
10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
     (SEE INSTRUCTIONS)    / /
--------------------------------------------------------------------------------
11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

     20.4%
--------------------------------------------------------------------------------
12   TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

     IN
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
CUSIP NO. 5656441001                 13G                      PAGE 7 OF 13 PAGES
--------------------------------------------------------------------------------


--------------------------------------------------------------------------------
1     NAMES OF REPORTING PERSONS
      I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

      Daniel J. Nova
--------------------------------------------------------------------------------
2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)

                          (a)  / /
                          (b)  / /
--------------------------------------------------------------------------------
3     SEC USE ONLY
--------------------------------------------------------------------------------
4     CITIZENSHIP OR PLACE OF ORGANIZATION

      United States
--------------------------------------------------------------------------------
                    5    SOLE VOTING POWER

                         0
                    ------------------------------------------------------------
NUMBER OF           6    SHARED VOTING POWER
 SHARES
BENEFICIALLY             6,844,442
 OWNED BY           ------------------------------------------------------------
 EACH               7    SOLE DISPOSITIVE POWER
REPORTING
PERSON                   0
                    ------------------------------------------------------------
  WITH:             8    SHARED DISPOSITIVE POWER

                        6,844,442
--------------------------------------------------------------------------------
9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      6,844,442
--------------------------------------------------------------------------------
10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
     (SEE INSTRUCTIONS)    / /
--------------------------------------------------------------------------------
11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

     20.4%
--------------------------------------------------------------------------------
12   TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

     IN
--------------------------------------------------------------------------------

Item 1(a).   NAME OF ISSUER:  MapQuest.com, Inc. (the "Company")

Item 1(b).   ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:
             3710 Hempland Road, Mountville, Pennsylvania 17554

Item 2(a)                                       Item 2(b)                                 Item 2(c)
--------                                        --------                                  ---------
                                                                                    Citizenship or Place
Name of Person Filing                           Address                                of Organization
---------------------                           -------                             ---------------------
Highland Capital Partners III Limited           Two International Place                   Delaware
    Partnership ("Highland Capital"), a         Boston, MA 02110
    Delaware limited partnership

Highland Management Partners III Limited        Two International Place                   Delaware
    Partnership ("Highland Management"), a      Boston, MA 02110 Delaware
    limited partnership and the sole
    general partner of Highland Capital

Robert F. Higgins, Paul A. Maeder, Wycliffe     Two International Place                 United States
    K. Grousbeck and Daniel J. Nova, the        Boston, MA 02110
    general partners of Highland Management
    (the "Investing General Partners")

Item 2(d).   TITLE OF CLASS OF SECURITIES:  Common Stock, $.001 par value.

Item 2(e).   CUSIP NUMBER:    565644101

Item 3. IF THIS STATEMENT IS FILED PURSUANT TO RULES 13D-1(b), OR 13D-2(b), CHECK WHETHER THE PERSON FILING IS A:

             Not applicable.

Item 4.      OWNERSHIP.

      (a)    Amount Beneficially Owned:

             Highland Capital is the record owner of and beneficially owns 6,570,665 shares (the "Shares") of Common Stock. Highland Capital has the power to vote or direct the disposition of all of the Shares. Such power is exercised through Highland Management as the sole general partner of Highland Capital. Highland

             Management, as the general partner of Highland Capital, may be deemed to own the Shares beneficially. The Investing General Partners have the power over all investment decisions of Highland Management and therefore may be deemed to share beneficial ownership of the Shares by virtue of their status as controlling persons of Highland Management. In addition, Highland Entrepreneurs' Fund III Limited Partnership ("HEF") is the record owner of and beneficially owns 273,777 shares (the "HEF Shares") of Common Stock. HEF has the power to vote or direct the disposition of all of the HEF Shares. Such power is exercised through HEF III, L.L.C. (the "LLC") as the sole general partner of HEF. The LLC, as the general partner of HEF, may be deemed to own the HEF Shares beneficially. The Investing General Partners have the power over all investment decisions of the LLC and therefore may be deemed to share beneficial ownership of the HEF Shares by virtue of their status as controlling persons of the LLC. Highland Management disclaims beneficial ownership of the Shares and each of the Investing General Partners disclaims beneficial ownership of the Shares and the HEF Shares.

      (b)    Percent of Class:

             Each of Highland Capital and Highland Management may be deemed to own beneficially 19.6% of the outstanding Common Stock. Each of the Investing General Partners may be deemed to own beneficially 20.4% of the outstanding Common Stock. The foregoing percentages are based on the 33,572,562 shares of Common Stock reported to be outstanding as of September 30, 1999 in the Company's Quarterly Report on Form 10-Q for the quarter ended September 30, 1999.

      (c)    Number of shares as to which such person has:

             (i) Each of Highland Capital, Highland Management and the Investing General Partners has sole power to vote or direct the vote of -0- shares.

             (ii) Highland Capital, Highland Management and each of the Investing General Partners have shared power to vote or to direct the vote of 6,570,665 shares. In addition, each of the Investing General Partners have shared power to vote or to direct the vote of an additional 273,777 shares, for an aggregate number of 6,844,442 shares.

             (iii) Each of Highland Capital, Highland Management and the
                   Investing General Partners has sole power to dispose or to direct the disposition of -0- shares.

             (iv) Highland Capital, Highland Management and each of the Investing General Partners have shared power to dispose or to direct the disposition of 6,570,665 shares. In addition, each of the Investing General Partners have shared power to dispose or to direct the disposition of an additional 273,777 shares, for an aggregate number of 6,844,442 shares.

Item 5.      OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.

             Not applicable.

Item 6.      OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON.

             Not applicable.

Item 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY.

             Not applicable.

Item 8.      IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.

             Highland Capital, Highland Management, and each of the Investing General Partners expressly disclaim membership in a "group" as defined in Rule 13d - 1(b)(1)(ii)(J).

Item 9.      NOTICE OF DISSOLUTION OF GROUP.

             Not applicable.

Item 10.     CERTIFICATION.

             Not applicable.

                                    SIGNATURE

     After reasonable inquiry and to the best of his or its knowledge and belief, each of the undersigned certifies that the information set forth in this statement is true, complete and correct.

Dated:  February 11, 2000

HIGHLAND CAPITAL PARTNERS III
  LIMITED PARTNERSHIP

By: Highland Management
     Partners III Limited Partnership

    By: /s/ Robert F. Higgins
       ----------------------
           General Partner

HIGHLAND MANAGEMENT PARTNERS III
  LIMITED PARTNERSHIP

By: /s/ Robert F. Higgins
   -----------------------
      General Partner

/s/ Robert F. Higgins
-------------------------
Robert F. Higgins

/s/ Paul A. Maeder
-------------------------
Paul A. Maeder

/s/ Wycliffe K. Grousbeck
-------------------------
Wycliffe K. Grousbeck

/s/ Daniel J. Nova
-------------------------
Daniel J. Nova

                                  Exhibit Index

Exhibit No.                          Description                             Page No.
----------                           -----------                             -------
   A                           Agreement of Joint Filing                         13